Exhibit 99.1

Contacts: James E. Braun, EVP & Chief Financial Officer MRC Global Inc. Jim.Braun@mrcglobal.com 832-308-2845

FOR IMMEDIATE RELEASE	Ken Dennard, Managing Partner Dennard ¡ Lascar Associates ken@dennardlascar.com 713-529-6600

MRC GLOBAL INC. UPSIZES AND PRICES PUBLIC OFFERING

OF COMMON STOCK BY SELLING STOCKHOLDER

HOUSTON, TX – MARCH 6, 2013 – MRC Global Inc. (NYSE:MRC) announced today that PVF Holdings LLC, the company’s majority stockholder, has increased the size of its offering of the company’s common stock from 17 million to 23 million shares and has agreed to sell these shares of the company’s common stock at a price of $28.00 per share in a registered underwritten public offering. PVF Holdings LLC has granted the underwriters a 30-day option to purchase up to an aggregate of 3.45 million additional shares. The company will not receive any of the proceeds of the offering.

Goldman, Sachs & Co., Barclays and Baird are serving as joint-bookrunning managers for the offering. BofA Merrill Lynch, Wells Fargo Securities and Stephens Inc. are serving as lead managers. Raymond James, KeyBanc Capital Markets and William Blair are serving as co-managers.

An automatic shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission and became effective upon such filing. The offering is being made only by means of a prospectus and related prospectus supplement, copies of which may be obtained from:

Goldman, Sachs & Co.

Attn: Prospectus Department

200 West Street, New York, NY 10282

Telephone: 866-471-2526

Email: prospectus-ny@ny.email.gs.com

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Ave.

Edgewood, NY 11717

Telephone: 888-603-5847

Email: barclaysprospectus@broadridge.com

Robert W. Baird & Co. Incorporated

Attn: Syndicate Department

777 E. Wisconsin Avenue

Milwaukee, WI 53202

Telephone: 800-792-2473

Email: syndicate@rwbaird.com

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

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